EXHIBIT 10.1

Detroit New York Chicago Dallas

02 April 2007

Mr. Robert MacKenzie
President and Chief Executive Officer
Sea Containers Limited
Canon’s Court
22 Victoria Street
PO Box H1179
Hamilton HMEX
Bermuda

Dear Mr. MacKenzie:

Re: Agreement for the Provision of Interim Management and Restructuring Services

This letter, together with the attached Schedule(s), Exhibit and General Terms and Conditions, sets forth the agreement (“Agreement”) between AP Services, LLC, a Michigan limited liability company (“APS”), and Sea Containers Ltd. (the “Company”), for the engagement of APS to provide certain temporary employees to the Company to assist it in its restructuring as described below.

All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s), Exhibit and General Terms and Conditions.

Generally, the engagement of APS, including any APS employees who serve in Executive Officer positions, shall be under the supervision of the Board of Directors of the Company and the direct supervision of its Chief Executive Officer.

OBJECTIVE AND TASKS

APS will provide Laura Barlow to serve as the Company’s Chief Financial Officer/Chief Restructuring Officer (“CFO/CRO”), reporting to the Company’s President and Chief Executive Officer. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Ms. Barlow will oversee the Company’s evaluation and implementation of strategic and tactical options through the restructuring process.

Ms Barlow will also serve as Chief Financial Officer/Chief Restructuring Officer (“CFO/CRO”) of Sea Containers Services Limited (“SCSL”). In respect to significant intercompany claims, particularly claims of the Company and SCSL against each other, the CFO/CRO intends to maintain a position as a neutral facilitator and mediator to resolve such claims of the estates and other necessary parties.

2000 Town Center | Suite 2400 | Southfield, MI | 48075 | 248.358.4420 | 248.358.1969 fax | www.alixpartners.com

APS acknowledges the Company’s concern to minimize any duplication of services with advisors retained by the Company, and will take reasonable measures to avoid duplication. In addition to the ordinary course duties of CFO/CRO, the Temporary Staff (as defined below) roles will include working with the Company and its team to undertake the following:

•                             Manage the Company’s financial, treasury and tax functions.

•                             Oversee negotiations with potential acquirers of Company assets.

•                             Oversee management of the “working group” professionals who are assisting the Company in the reorganization process or who are working for the Company’s various stakeholders to improve coordination of their effort and individual work product to be consistent with the Company’s overall restructuring goals.

•                             Work with the Company and its team to further identify and implement both short-term and long-term liquidity generating initiatives.

•                             Oversee the Company’s execution of its planned disposal programme in respect of various non-core assets and associated activities;

•                             Oversee the Company’s management of the relationship with its stakeholders and their advisers and in meeting its requirements to provide information to those stakeholders;

•                             Oversee the Company’s negotiation and restructuring of its current indebtedness with its key stakeholders including liaising and negotiating with the different stakeholders; and

•                             Manage such other matters as may be requested by the Company that fall within APS’ expertise and that are mutually agreeable.

The principal contact for the Company at AlixPartners shall be Laura Barlow, Managing Director. Ms. Barlow will draw on other AlixPartners personnel as is appropriate, and after conferring with the Company.

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STAFFING

APS will provide the Company with the individuals set forth on Exhibit A (“Temporary Staff”), subject to the terms and conditions of this Agreement, with the titles, pay rates and other descriptions set forth therein.

The Temporary Staff may be assisted by or replaced by other professionals at various levels, as required, who shall also become Temporary Staff. APS will keep the Company informed as to APS’ staffing and will not add additional Temporary Staff to the assignment without first consulting with the Company to obtain Company concurrence that such additional resources are required and do not duplicate the activities of other employees or professionals.

APS commits to provide services under this Agreement for the latter of (i) six months from the date of this letter or (ii) at such date on which a plan of restructuring is confirmed. APS reserves its right to terminate this Agreement for cause.

In the event that either Ms. Barlow or Mr. Cavin become unavailable to complete this engagement, APS will notify the Company to provide a mutually agreeable replacements.

TIMING, FEES AND RETAINER

APS will commence this engagement on or about 2 April 2007 after receipt of a copy of the Agreement executed by the Company accompanied by the Retainer, as set forth on Schedule 1. Ms Barlow’s appointment as CRO will be effective immediately. Following a transition period, her appointment as CFO will be effective from 1 May 2007.

The Company shall compensate APS for its services, and reimburse APS for expenses, as set forth on Schedule 1.

*         *         *

The Company will promptly apply to the Bankruptcy Court to obtain approval of APS’ retention and Retainer nunc pro tune to the date of this Agreement.

The terms and conditions set out in the attached Schedule(s), Exhibit and the General Terms and Conditions form part of the Agreement and are incorporated by reference herein.

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If these terms meet with your approval, please sign and return the enclosed copy of the Agreement and wire transfer the amount to establish the Retainer.

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We look forward to working with you.

Sincerely yours,

AP SERVICES, LLC

/s/ Laura Barlow

Laura Barlow
Managing Director

Acknowledged and Agreed to:

SEA CONTAINERS LTD.

By:	/s/ Bob MacKenzie
Its:	President & CEO
Dated:	12th April 2007

Acknowledged and Agreed to:

SEA CONTAINERS SERVICES LTD.

By:	/s/ Bob MacKenzie
Its:	Director
Dated:	12th April 2007

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AP Services, LLC
Employment by Sea Containers, Ltd.

Exhibit A

Temporary Staff
Individuals with Executive Officer Positions

Name	Description	Monthly Rate	Commitment Full[1] or Part Time
Laura Barlow	Chief Financial Officer/ Chief Restructuring Officer	£75,000	Full Time

Additional Temporary Staff

Name	Description	Monthly Rate	Commitment Full[1] or Part[2]Time
Craig Cavin	Restructuring Manager	£50,000	Full Time

The parties agree that Exhibit A can be amended by APS from time to time to add, replace or delete staff, and the Monthly Staffing Reports shall be treated by the parties as such amendments.

1                              Full time is defined as substantially full time.

2                              Part time is defined as approximately 2-3 days per week, with some weeks more or less depending on the needs and issues facing the Company at that time.

SCHEDULE 1

FEES AND EXPENSES

1.                         Fees: APS’ fees will be based on the hours worked by APS personnel at APS’ hourly rates, which are:

Managing Directors	£485-545
Directors	£415-440
Vice Presidents	£315-360
Associates	£220-285

APS reviews and revises its billing rates on January 1 of each year.

Fees will be invoiced monthly in US dollars in accordance with our General Terms and Conditions Section 2 Retainer, Billing and Payments. The Fees and Retainer will be determined in British pounds and converted to US dollars using the spot buy conversion rate as listed on FX.com on the day of invoice.

Notwithstanding the above, the Fees due to AlixPartners for the provision of the Services shall be payable in accordance with the terms reflected on Exhibit A.

2.                       Success Fee: In addition to monthly Fees, APS will be compensated for its efforts by the payment of a Success Fee. The Company understands and acknowledges that the Success Fee is an integral part of APS’ compensation for the engagement. In accordance with the AlixPartners’ Protocol with the United States Trustee, the Success Fee will not be applied for or approved at the time of retention, but will be applied for at such time as the contingency that triggers the Success Fee has occurred.

The Company shall pay to AlixPartners a Success Fee, not exceeding £500,000, for the first six-month period of AlixPartners’ engagement. The basis and amount of the Success Fee shall be agreed in writing between AlixPartners and the Company within 30 days of the Commencement Date (the “Success Fee”). The Company will discuss the basis and amount of the Success Fee with the Court Appointed Committees.

The Success Fee shall be due and payable when the objectives have been achieved. In the event of the termination of this engagement other than for cause prior to the earlier of confirmation of a plan of reorganisation or achievement of the objectives as determined by the Board of Directors, the Success Fee shall be due and payable on termination.

3.                         Expenses: In addition to the fees set forth herein, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, and postage.

4.                         Break Fee: APS does not seek a Break Fee in connection with this engagement.

5.                         Retainer: The Company shall pay APS a retainer of £100,000 to be applied against Fees and Expenses as set forth in this Schedule and in accordance with Section 2 of the attached General Terms and Conditions.

SCHEDULE 2

DISCLOSURES

APS has caused to be submitted for review, by its conflicts check system, the names of significant parties in interest in this case. APS completed a search of its client database for the past five years to determine whether it has had or has any relationships with the following entities:

a)                         The Company and its affiliates;

b)                        The Company’s current directors and officers and certain of their most significant business affiliations, as provided to APS by the Company;

c)                         The Company’s largest unsecured creditors, as identified in the lists filed with the Company’s Chapter 11 petitions;

d)                        The Company’s pre- and post-petition lenders; and,

e)                         Various other potential parties in interest, as identified by the Company.

Based on this search, APS knows of no fact or situation that would represent a conflict of interest for APS with regard to the Company. However, APS wishes to disclose the following:

•                             Pursuant to the Recapitalization Agreement, dated as of August 3, 2006, among AlixPartners Holdings, Inc., AlixPartners, LLC, Jay Alix individually, H&F Astro LLC and those other persons that may become bound thereto, three private equity funds (collectively, “HFCP V”) sponsored by Hellman & Friedman, LLC (“H&F LLC”) acquired, indirectly through H&F Astro LLC, a controlling stake in AlixPartners as of October 12, 2006. Hellman & Friedman Investors V, LLC and H&F LLC (collectively, “H&F”) control HFCP V. No material nonpublic information about Debtors has been furnished by AlixPartners to H&F. In conjunction with this transaction AlixPartners, LLC was converted to AlixPartners, LLP, a Delaware limited liability partnership. AlixPartners’ conflict checking system has searched the parties to the Recapitalization Agreement against the lists of creditors, shareholders, and other parties in interest in this case that is maintained for purposes of conflict checks, and AlixPartners has determined to the best of its knowledge that there are no disclosures otherwise than as noted herein

•                             AIG/National Union Fire, insurance providers of the Debtors, are affiliated with entities that are limited partners, litigation counterparties, adverse parties, lenders and bondholders to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors. AIG is a related party to a current AlixPartners client in matters unrelated to the Debtors. AIG has also provided various types of insurance to AlixPartners in matters unrelated to the Debtors.

•                             Bank of New York, a creditor of the Debtors, is a lender, bondholder, creditor and indenture trustee to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors. In addition, Bank of New York previously employed a current AlixPartners employee.

•                             Barclays Bank, a lender to a Non-Debtor subsidiary, and affiliated entities, are creditors, significant shareholders, adverse parties, lenders and bondholders to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors.

•                             Bingham McCutchen, a professional of the Debtors, is a professional to a current AlixPartners and/or APS client in matters unrelated to the Debtors.

•                             BMC, a professional of the Debtors, was a professional to a former AlixPartners and/or APS client in matters unrelated to the Debtors.

•                             Chubb, an insurance provider of the Debtors, is a vendor to AlixPartners and an adverse party and executory contract counterparty to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors. In addition, Federal Insurance, the parent of Chubb, was an adverse party to a former AlixPartners client in matters unrelated to the Debtors.

•                             CitiCapital, a creditor of the Debtors, and affiliated entities, are creditors, lenders, bondholders, shareholders, adverse parties, professionals and lessors to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors. In addition, an affiliate of CitiCapital is a related party to a current AlixPartners client in matters unrelated to the Debtors.

•                             Deloitte & Touche, a professional of the Debtors, is affiliated with entities that are vendors to AlixPartners, adverse to a former AlixPartners client, as well as professionals to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors. Deloitte & Touche is also a current client of AlixPartners in matters unrelated to the Debtors. Additionally, Deloitte & Touche affiliated entities previously employed several current AlixPartners employees.

•                             GE Seaco is a 50/50 joint venture between Debtor and GE Leasing or a subsidiary. There is litigation pending between GE and Debtors regarding the alleged change of control at GE SeaCo (and other matters in connection with the joint venture). General Electric and affiliated entities are members of a bank group for which AlixPartners performed services, as well as creditors, customers, lenders, lessors and bondholders to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors.

•                             Houlihan Lokey, a professional of the Debtors, was an affiliated entity and client professional to former AlixPartners and/or APS clients in matters unrelated to the Debtors.

•                             HSH Nordbank AG, a lender to a non-Debtor subsidiary of the Debtors, is a former client of AlixPartners in matters unrelated to the Debtors.

•                             JP Morgan Chase, a creditor of the Debtors and a lender to a non-Debtor subsidiary of the Debtors, is affiliated with entities that are lenders, shareholders, vendors, bondholders and creditors to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors. JP Morgan Chase affiliated entities previously employed several AlixPartners employees.

•                             KPMG, a professional of the Debtors, is a current client of AlixPartners as well as a professional, adverse party and creditor to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors. Additionally, KPMG previously employed several current AlixPartners employees.

•                             Liberty Mutual, an insurer of the Debtors, was a creditor, adverse party, executory contract counterparty, insurer and lender to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors.

•                             Lloyd’s of London, an insurer of the Debtors, was a former client of AlixPartners in matters unrelated to the Debtors. Lloyd’s of London was also an executory contract counterparty and adverse party to former AlixPartners and/or APS clients in matters unrelated to the Debtors.

•                             PricewaterhouseCoopers (“PWC”), a professional of the Debtors, is a professional to current and former AlixPartners clients in matters unrelated to the Debtors. PWC previously employed several current AlixPartners employees. PWC is the auditor for AlixPartners and will provide tax and other consulting services. PWC was opposing professional and creditor to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors.

•                             Sidley Austin, a professional of the Debtors, is a professional to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors. In addition, Sidley Austin is adverse counsel to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors.

•                             SilverPoint Capital, a creditor of the Debtors, is a current client of AlixPartners in matters unrelated to the Debtors.

•                             St. Paul Travelers Companies and affiliates, insurance providers of the Debtors, are affiliated with entities that are creditors, bondholders, and were adverse parties to former AlixPartners and/or APS clients in matters unrelated to the Debtors.

•                             Towers Perrin, a professional of the Debtors, is a creditor and professional to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors. Towers Perrin was the previous employer of current AlixPartners employees.

•                             Wachovia Bank, a lender to a non-Debtor subsidiary of the Debtors, and affiliated entities, were lenders, bondholders, creditors and professionals to former and current AlixPartners and/or APS clients in matters unrelated to the Debtors.

•                             Young Conaway, a professional of the Debtors, was a professional to a former AlixPartners and/or APS client in matters unrelated to the Debtors.

•                             XL Insurance, an insurance provider of the Debtors, and affiliated entities, are current and former AlixPartners and/or APS clients in matters unrelated to the Debtors. XL Insurance affiliated entities are executory contract counterparties to former and current AlixPartners and/or APS clients in matters unrelated to the Debtors.

•                             Zurich, an insurer of the Debtors, is affiliated with entities that are creditors, vendors, executory contract counterparties and adverse parties to current and former AlixPartners and/or APS clients in matters unrelated to the Debtors. In addition, Zurich is affiliated with a current client of AlixPartners in matters unrelated to the Debtors. Zurich was a former client of AlixPartners in matters unrelated to the Debtors.

This Schedule 2 may be updated by APS from time to time to disclose additional connections or relationships between APS and the interested parties.

AP SERVICES, LLC
GENERAL TERMS AND CONDITIONS

These General Terms and Conditions (“Terms”) are incorporated into the letter agreement (“Agreement”) between the Company and APS to which these Terms are attached.

Section 1. Company Responsibilities

The Company will undertake responsibilities as set forth below:

1.                          Provide reliable and accurate detailed information, materials, documentation and

2.                          Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with this Agreement.

APS’ delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management. The Company shall be responsible for any delays, additional costs or other deficiencies caused by not completing its responsibilities.

Section 2. Retainer, Billing and Payments

Retainer and Billing. APS will submit monthly invoices for services rendered and expenses incurred and will offset such invoices against the Retainer. Payment will be due upon receipt of the invoices to replenish the Retainer to the agreed-upon amount. Any unearned portion of the Retainer will be returned to the Company at the termination of the engagement.

Payments. All payments to be made by the Company to APS shall be payable upon receipt of invoice via wire transfer to APS’ bank account, as follows:

Receiving Bank:

Receiving Account:

Funds:

Section 3. Relationship of the Parties

The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, neither the Temporary Staff nor APS will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.

The Company shall not solicit, recruit or hire any employees or agents of APS for a period of two years subsequent to the expiration or termination of the Agreement.

Section 4. Confidentiality

APS shall keep confidential all non-public confidential or proprietary information obtained from the Company during the performance of its services hereunder (the “Information”), and neither APS nor the Temporary Staff will disclose any Information to any other person or entity. “Information” includes non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS or the Temporary Staff from disclosure pursuant to a valid subpoena or court order, but neither APS nor the Temporary Staff shall encourage, suggest, invite or request, or assist in securing, any such subpoena or court order; and the Temporary Staff shall promptly give notice of any such subpoena or court order by fax transmission to the Company. APS and the Temporary Staff may make reasonable disclosures of Information to third parties in connection with the performance of APS’ obligations and assignments hereunder. In addition, APS will have the right to disclose to others in the normal course of business its involvement with the Company.

The Company acknowledges that all information (written or oral), including advice and Work Product (as defined in Section 5), generated by APS and the Temporary Staff in connection with this engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in connection with the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to APS at any time in any manner or for any purpose without APS’ prior approval except as required by law.

Section 5. Intellectual Property

All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS has created, acquired or developed prior to the date of this Agreement are, and shall remain, the sole and exclusive property of APS, and the Company shall not acquire any interest therein. APS shall be free to use all methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS may create or develop in connection with this engagement, subject to its duty of confidentiality to the extent that the same contain information or materials furnished to APS by the Company that constitute Information referred to in Section 4 above. Except as provided above, all information, reports, materials, software and other work product that APS creates or develops specifically for the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Information referred to in Section 4 above. APS may retain copies of the Work Product subject to its obligations under Section 4 above.

Section 6. Framework of the Engagement

The Company acknowledges that it is retaining APS to provide the Temporary Staff solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.

Section 7. Indemnification and Other Matters

The Company shall indemnify, hold harmless and defend Temporary Staff serving as officers (collectively, the “indemnitees”) from and against all claims, liabilities, losses, expenses and damages to the extent of the most favorable indemnities provided by the Company to any of its directors or officers, provided, however, that to the extent any matter for which indemnification is called for hereunder arises while the Company is under the protection of the Bankruptcy Code, indemnification of APS personnel who are not directors or officers of the Company shall be subject to the approval of the Board of

Directors of the Company. The Company shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel and the costs of APS’ professional time (APS’ professional time will be reimbursed at APS’ rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which an indemnitee may be required or agree to participate but in which it is not a party. The indemnitees may, but are not required to, engage a single firm of separate counsel of their choice in connection with any of the matters to which this indemnification agreement relates.

The Company shall use its best efforts to specifically include and cover, as a benefit for their protection, Temporary Staff serving as directors or officers of the Company or affiliates from time to time with direct coverage as named insureds under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include Temporary Staff under the Company’s policy or does not have first dollar coverage acceptable to APS in effect for at least $10 million (e.g., such policy is not reserved based on actions that have been or are expected to be filed against officers and directors alleging prior acts that may give rise to a claim), APS may, at its option, attempt to purchase a separate D&O policy that will cover the Temporary Staff only. The cost of same shall be invoiced to the Company as an out -of -pocket cash expense. If APS is unable to purchase such D&O insurance, then APS reserves the right to terminate the Agreement.

APS is not responsible for any third-party products or services. The Company’s sole and exclusive rights and remedies with respect to any third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring the third-party product or service.

APS shall not be liable to the Company except for actual damages resulting from bad faith, self-dealing, gross negligence, or intentional misconduct.

Section 8. Governing Law

The Agreement is governed by and shall be construed in accordance with the laws of the State of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in Southfield, Michigan under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. However, in the event the Company is under the protection of the Bankruptcy Code, the arbitration provisions shall apply only to the extent that the Bankruptcy Court, or the U.S. District Court if the reference is withdrawn, does not retain jurisdiction over a controversy or claim.

Section 9. Termination and Survival

The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any fees and expenses due under the provisions of the Agreement, including Success Fee and Break Fee in accordance with Schedule 1. Such payment obligation shall inure to the benefit of any successor or assignee of APS.

Additionally, unless the Agreement is terminated by the Company for Cause (as defined below) or due to circumstances described in the Success Fee provision in the Agreement, APS shall remain entitled to the Success Fee(s) that otherwise would be payable for the greater of 12 months from the date of termination or the period of time that that has elapsed from the date of the Agreement to the date of termination. Cause shall mean:

(a) a Temporary Staff member acting on behalf of the Company is convicted of a felony, or

(b) it is determined in good faith by the Board of Directors of the Company after 30 days notice and opportunity to cure, that either (i) a Temporary Staff member is engaging in misconduct injurious to the Company, or (ii) a Temporary Staff member is breaching any of his or her material obligations under this Agreement, or (iii) a Temporary Staff member is willfully disobeying a lawful direction of the Board of Directors or senior management of the Company.

Sections 2, 4, 5, 7, 8, 9 and 10 of these Terms, the provisions of Schedule 2 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.

Section 10. General

Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

Entire Agreement. These Terms, the letter agreement into which they are incorporated and the Schedule(s) and Exhibit to such letter agreement contain the entire understanding of the parties relating to the services to be rendered by APS and the Temporary Staff and may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties. If there is a conflict between these Terms and the balance of the Agreement, these Terms shall govern.

Joint and Several. If more than one Company signs this Agreement, the liability of each Company shall be joint and several.

Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:

AP Services, LLC

2000 Town Center, Suite 2400

Southfield, MI 48075

Attention: Mr. Melvin R. Christiansen

and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.